Exhibit (d-4)

WAIVER

WHEREAS, pursuant to (i) the Certificate of the Powers, Designations, Preferences and Rights of the Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) of Salton, Inc., a Delaware corporation (“the Company”), dated as of December 28, 2007 (the “Series D Certificate of Designation”) and (ii) the Certificate of the Powers, Designations, Preferences and Rights of the Series E Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”) of Salton, dated as of August 22, 2008 (the “Series E Certificate of Designation” and together with the Series D Certificate of Designation, the “Certificates of Designation”), each outstanding share of Series D Preferred Stock and Series E Preferred Stock shall automatically be redeemed upon the occurrence of a Sale Transaction, as defined in the Certificates of Designation, which definition includes the voluntary sale, conveyance, exchange or transfer to another Person of the voting Capital Stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Company (the “Mandatory Redemption Provision”). Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the applicable Certificates of Designation;

WHEREAS, Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund” and together with the Master Fund, the “Harbinger Funds”) collectively own a total of 691,000,906 shares of Common Stock, par value $0.01 per share (the “Common Stock”) of Salton, representing approximately 94.42% of the outstanding shares of Common Stock, and collectively own all the outstanding shares of Series D Preferred Stock;

WHEREAS, the Master Fund owns all the outstanding shares of Series E Preferred Stock;

WHEREAS, the Harbinger Funds have entered into a Contribution Agreement (the “Contribution Agreement”), dated as of September 30, 2008, between the Harbinger Funds and Grill Acquisition Corporation, a newly created Delaware corporation owned by the Harbinger Funds (“Grill Acquisition”), pursuant to which, at the effective time of the Contribution Agreement, the Harbinger Funds will contribute all of the shares of Common Stock they own to Grill Acquisition, for the sole purpose of effecting a “short-form” merger of Grill Acquisition with and into Salton under Section 253 of the Delaware General Corporation Law (the “Short-Form Merger”) as soon as practicable after the effective time of the Contribution Agreement;

WHEREAS, the Contribution Agreement may be deemed to constitute a Sale Transaction under the Mandatory Redemption Provision of each of the Certificates of Designation, thereby causing each outstanding share of Series D Preferred Stock and Series E Preferred Stock to be automatically redeemed at the redemption price set forth therein; and

WHEREAS, the Harbinger Funds, as sole holders of all the outstanding shares of Series D Preferred Stock and the Master Fund, as holder of all the outstanding shares of Series E Preferred Stock, desire to waive their rights to enforce the Mandatory Redemption Provision in each of the Certificates of Designation in connection with the transactions contemplated by the Contribution Agreement and the subsequent Short-Form Merger.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound, each of the Master Fund and the Special Fund hereby agrees as follows, effective as of the effective time of the Contribution Agreement:

1. The undersigned, collectively being the sole holders of all the shares of Series D Preferred Stock, and the Master Fund, being the sole holder of all the shares of Series E Preferred Stock, do hereby waive their rights to enforce the Mandatory Redemption Provision with respect to the transactions contemplated by the Contribution Agreement and the Short-form Merger.

2. Except as provided herein, the waiver set forth above shall not constitute a waiver of any rights granted to the undersigned pursuant to the Certificates of Designation.

3. This waiver shall satisfy any notice requirement that may be required to be given to the undersigned pursuant to the Certificates of Designation, and specifically pursuant to Section 6(d)(ii) thereof, or otherwise in connection with the transactions contemplated herein.

4. This waiver shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of any jurisdiction.

[SIGNATURE PAGE FOLLOWS]

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC

By:	HMC - New York, Inc., Managing Member

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President

Acknowledged and agreed by:

SALTON, INC.

By:	/s/ Lisa R. Carstarphen
Name:	Lisa R. Carstarphen
Title:	Vice-President, General Counsel and Secretary